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                                 EXHIBIT 10.37

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Agreement on Cooperation


Party A: MyWeb Network System (Beijing) Co. Ltd.
Party B: Beijing Goyoyo Technology Development Ltd.

To improve the business development of both parties, the following agreement in respect of the building up of a Chinese search engine in the website of Party A has been reached after negotiations and based on the principle of equality and mutual benefits.

I. Party A places a search bar of a Chinese search engine and a classification catalog at a prominent position on the main page of its website(http://www.myweb.com.cn), and the search service and classification catalog of the search engine is provided by Party B.

II. Party A will place the remark of "Technology Support Provided by Goyoyo" on the main page of the search engine with logos of both parties and a linkage to Goyoyo in the inner pages.

III. Party B authorizes the usage of the Chinese search engine and the classification catalog function by Party B which can be shown in the chinese website of Party A in its own name. However, Party A cannot transfer this authorization to 3rd parties. This agreement does not limit any other operation of searching within the website of Party A itself.

IV. Party B sets a server to provide a service of Chinese search and classification catalog to Party A, and provides a related maintenance along with a unique domain name (http://myweb.goyoyo.com.cn or http://goyoyo.myweb.com.cn). Its content is in accordance with that of the website of Party B.

V. Party B is to accomplish all the technical operation of the search engine of the website of Party A, within one week from the effective date of this contract, to enable the opening of this catalogue, with a linkage at the related space or page to the website of Party A.

VI. Both parties can sell advertising space of Chinese search engine and the classification catalog. The party who sells the advertising space shares [***] of the income, and the other party shares [***] If there is no advertisement sold, both parties place its own advertisement space based on a ratio of [***] and the advertisement sales price and the agency commission is to be determined under a negotiation between both parties. The advertising income is to be settled and brought to account by both parties within [***] days after the launch of the advertisement. The advertisement monitoring program is provided by Party B and supervised by both parties.

VII. Party A cannot cooperate with any other search engine in a similar way within the cooperation period. A notification is to be given 3 months in advance if either side wants to terminate the contract within the agreement period. The agreement can only be terminated with the consent of both parties after negotiation between both parties, otherwise it will be regarded as a breach of contract.

VIII. The agreement is valid for one year, and is to be continued automatically after the time is up if neither side does not dissent.

IX. This agreement takes effect from the date of signing and stamping. Matters that are not included here are to be resolved by negotiation of both parties.

X. There are two copies of this agreement and each party is to keep one copy. This agreement takes effect from the date of signing and stamping.

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Party A:                                                            Party B:
MyWeb Network System (Beijing) Co. Ltd.                             Beijing Goyoyo Technology Development Ltd.


Signature:                                                          Signature:

3rd November, 1999                                                  3rd November, 1999
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